Exhibit 99.2

Genesis Energy, L.P. Upsizes and Prices Public Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced that it has priced a public offering of $600,000,000 in aggregate principal amount of 8.000% senior notes due 2033 (the “notes”). The offering of the notes was upsized from the previously announced $400,000,000 in aggregate principal amount of the notes. The price to investors will be 100% of the principal amount of the notes. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and initially will be guaranteed by all of our subsidiaries, other than our unrestricted subsidiaries. We intend to use the net proceeds from this offering (i) to purchase or redeem up to $575 million aggregate principal amount of our outstanding 8.0% senior notes due 2027 (or such lesser aggregate principal amount of such notes that could be acquired with the net cash proceeds of this offering) and (ii) for general partnership purposes, including repaying a portion of the revolving borrowings outstanding under our senior secured credit facility. The offering of the notes is expected to settle on December 19, 2024, subject to customary closing conditions.

Wells Fargo Securities LLC, SMBC Nikko, Capital One Securities, Regions Securities LLC, RBC Capital Markets, BNP PARIBAS, Scotiabank, BofA Securities, Fifth Third Securities, Citigroup, Citizens Capital Markets, Truist Securities, PNC Capital Markets LLC, and First Citizens Capital Securities are acting as joint book-running managers for the offering and Comerica Securities is acting as co-manager. A copy of the final prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from:

Wells Fargo Securities, LLC

Attn: Transaction Management

550 South Tryon Street

Charlotte, North Carolina 28202

(704) 347 – 6967

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offer of the notes is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission.

This press release does not constitute a notice of redemption under the indenture governing the 8.0% senior notes due 2027.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Dwayne Morley

VP – Investor Relations

(713) 860-2536